Exhibit 99.1

VIRCO DECLARES QUARTERLY CASH DIVIDEND OF $ .015 PER SHARE

Globe Newswire - Torrance, California - June 22, 2018 - Torrance, California - Virco Mfg. Corporation (NASDAQ-VIRC) today announced a quarterly cash dividend of $0.015 per share of common stock, payable July 10, 2018 to shareholders of record as of June 26, 2018.

Robert A. Virtue, Chairman and CEO, said: “I’m pleased to report that Virco shareholders will again receive a quarterly cash dividend, reflecting our stronger financial condition and favorable prospects for our market. We have always strived to provide our shareholders with a balanced set of returns consisting of share price appreciation, regular cash dividends, and opportunistic repurchases.” This is Virco’s third consecutive quarterly cash dividend since the Company resumed payment of quarterly dividends in the fourth quarter of fiscal year ended January 31, 2018.

Contact:
Robert A. Virtue, CEO
Douglas A. Virtue, President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding our financial condition, prospects for our market, and returns to our shareholders. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2018 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.